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                                                             EXHIBIT (a)(5)(iii)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated July 19, 2000 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    up to 5,625,000 Shares of Common Stock
                         and the Associated Rights of

                              EFTC CORPORATION at
                        $4.00 Net Per Share in Cash by
                          THAYER-BLUM FUNDING, L.L.C.

          Thayer-BLUM Funding, L.L.C. ("Purchaser"), is offering to purchase up to 5,625,000 outstanding shares of Common Stock, par value $0.01 per share, and the associated rights issued pursuant to the Rights Agreement between EFTC Corporation and American Securities Transfer & Trust, Inc., dated February 25, 1999, as amended on March 30, 2000 and July 14, 2000 (as amended, the "Associated Rights") (the Common Stock and Associated Rights together referred to as "Shares"), of EFTC Corporation, a Colorado corporation (the "Company"), at a price of $4.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 19, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). The purpose of the Offer is to enable the Purchaser to control the Company, whereby it will work with consultants and advisors to facilitate and accelerate the Company's business plans with regard to its manufacturing, hiring and purchasing initiatives. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON AUGUST 22, 2000, UNLESS THE OFFER IS EXTENDED.
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          The Offer is conditioned upon, among other things, (i) there having been validly tendered pursuant to the Offer, and not properly withdrawn, 500,000 of the outstanding Shares (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction of certain other conditions set forth in the Offer to Purchase.
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          The Board of Directors of the Company (1) has unanimously approved the
Offer, (2) has determined, based on part upon the opinion of its financial advisor, that the transactions contemplated by the Purchase Agreement and the Offer, when taken together, are fair to, the Company and its Shareholders from a financial point of view and (3) unanimously recommends that the Company's Shareholders accept the Offer and tender their shares in response to the Offer.

          The Offer is being made pursuant to a Securities Purchase Agreement, dated as of March 30, 2000, and amended on July 12, 2000 (as amended, the "Purchase Agreement"), by and between the Purchaser and the Company.

          For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to Computershare Trust Company, Inc. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

          Subject to the terms and conditions of the Purchase Agreement and the applicable rules of the Commission, Purchaser expressly reserves the right, at any time and from time to time, to increase the Offer Price and extend the period of time during which the Offer is open, and thereby delay acceptance for payment and payment for tendered Shares, (i) upon the occurrence of certain conditions specified in Section 14 of the Offer to Purchase and (ii) to the extent required by law, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares. Under no circumstances will any
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interest be paid on the purchase price for tendered Shares, regardless of any extension of the Offer or any delay in acceptance for payment and payment for tendered Shares.

          Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on August 22, 2000 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire). For the withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Company, or the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

          The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

          The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

          The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

          Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Purchaser's information line and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer.

      For Further information, call the Purchaser's information line at:
                          Toll Free:  (877) 525-5112